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                                                               Exhibit No. 13(b)

             PAINEWEBBER PACE SELECT ADVISORS TRUST - CLASS B SHARES

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940


         WHEREAS, PaineWebber PACE Select Advisors Trust ("Fund") is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company and offers separate series of shares of beneficial interest ("Series"), which correspond to distinct portfolios; and

         WHEREAS, the Fund has adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act with respect to the Class B shares of the Series for which the Fund's board of trustees ("Board") has established Class B shares and of such other Series for which the Board may hereafter establish Class B shares and desires to replace it with this amended Plan of Distribution ("Plan") with respect to the Class B shares of the Series for which the Board has established Class B shares and of such other Series as may hereafter be designated by the Board and have Class B shares established; and

         WHEREAS the Fund has entered into a Principal Underwriting Contract ("Contract") with Brinson Advisors, Inc. ("Principal Underwriter") pursuant to which the Principal Underwriter has agreed to serve as principal underwriter of the Class B shares of each such Series;

         NOW, THEREFORE, the Fund hereby adopts this Plan with respect to the Class B shares of each such Series in accordance with Rule 12b-1 under the 1940 Act.

         1.       A.       Each Series for which Class B shares have been
established is authorized to pay to the Principal Underwriter, as compensation for the Principal Underwriter's services as principal underwriter of the Series' Class B shares, a distribution fee at the rate of 0.75%, on an annualized basis, of the average daily net assets of the Series' Class B shares.

                  B. Any Series for which Class B shares are hereafter established is authorized to pay to the Principal Underwriter, as compensation for the Principal Underwriter's services as principal underwriter of the Series Class B shares, a distribution fee at the rate of 0.75%, on an annualized basis, of the average daily net assets of the Series Class B shares or in a different amount as reflected in a written distribution fee addendum to this Plan ("Distribution Fee Addendum") executed by the Fund on behalf of such Series. All such Distribution Fee Addenda shall provide that they are subject to all terms and conditions of this Plan.

                  C. Each Series is authorized to pay to the Principal Underwriter, as compensation for the Principal Underwriter's services as principal underwriter of the Series' Class B shares, a service fee at the rate of 0.25%, on an annualized basis, of the average daily net assets of the Series' Class B shares. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Board shall determine.

                  D. Any Series may pay a distribution or service fee to the Principal Underwriter at a lesser rate than the fees specified above, as agreed upon by the Board and the Principal Underwriter and as approved in the manner specified in Paragraph 4 of this Plan.

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         2.       As principal underwriter of the Class B shares of each Series, the Principal Underwriter may spend such amounts as it deems appropriate on any activities or expenses primarily intended to result in the sale of the Class B shares of the Series or the servicing and maintenance of shareholder accounts, including, but not limited to, compensation to employees of the Principal Underwriter; compensation to and expenses, including overhead and telephone and other communication expenses, of the Principal Underwriter and other dealers who engage in or support the distribution of shares or who service shareholder accounts; the printing of prospectuses, statements of additional information and reports for other than existing shareholders; and the preparation, printing and distribution of sales literature and advertising materials; and any costs, including interest expense, of financing the compensation paid to dealers for selling Class B shares.

         3. If adopted with respect to Class B shares of a Series after any public offering of those shares, this Plan shall not take effect with respect to those shares unless it has first been approved by a majority of the voting securities of the Class B shares of that Series. This provision does not apply to adoption as an amended Plan of Distribution where the prior Plan of Distribution either was approved by a majority of the voting securities of the Class B shares of the applicable Series or such approval was not required under Rule 12b-1.

         4. This Plan shall not take effect with respect to the Class B shares of any Series unless it first has been approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) those Board members of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto ("Independent Board Members"), cast in person at a meeting (or meetings) called for the purpose of voting on such approval; and until the Board members who approve the Plan's taking effect with respect to such Series' Class B shares have reached the conclusion required by Rule 12b-1(e) under the 1940 Act.

         5. After approval as set forth in Paragraph 3 (if applicable) and Paragraph 4, this Plan shall take effect and continue in full force and effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 4.

         6. The Principal Underwriter shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Class B shares of each Series by the Principal Underwriter under this Plan and the Contract and the purposes for which such expenditures were made. The Principal Underwriter shall submit only information regarding amounts expended for "distribution activities," as defined in this Paragraph 6, to the Board in support of the distribution fee payable hereunder and shall submit only information regarding amounts expended for "service activities," as defined in this Paragraph 6, to the Board in support of the service fee payable hereunder.

                  For purposes of this Plan, "distribution activities" shall mean any activities in connection with the Principal Underwriter's performance of its obligations under this Plan or the Contract that are not deemed "service activities." "Service activities" shall mean activities in connection with the provision by the Principal Underwriter or a dealer of personal, continuing services to investors in the Class B shares of the Series; provided, however, that if the National

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Association of Securities Dealers, Inc. ("NASD") adopts a definition of
"service fee" for purposes of Section 2830(b)(9) of the NASD Conduct Rules that differs from the definition of "service activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of "service activities" in this Paragraph shall be automatically amended, without further action of the parties, to conform to such NASD definition. Overhead and other expenses of the Principal Underwriter and a dealer related to their "distribution activities" or "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         7. This Plan may be terminated with respect to the Class B shares of any Series at any time by vote of the Board, by vote of a majority of the Independent Board Members, or by vote of a majority of the outstanding voting securities of the Class B shares of that Series.

         8. This Plan may not be amended to increase materially the amount of distribution fees provided for in Paragraphs 1A or 1B hereof or the amount of service fees provided for in Paragraph 1C hereof unless such amendment is approved by a majority of the outstanding voting securities of the Class B shares of the affected Series and no material amendment to the Plan shall be made unless approved in the manner provided for initial approval in Paragraph 4 hereof.

         9. The amount of the distribution and service fees payable by any Series to the Principal Underwriter under Paragraphs 1A, 1B and 1C hereof and the Contract is not related directly to expenses incurred by the Principal Underwriter on behalf of such Series in serving as principal underwriter of the Class B shares, and Paragraph 2 hereof and the Contract do not obligate the Series to reimburse the Principal Underwriter for such expenses. The distribution and service fees set forth in Paragraphs 1A, 1B and 1C hereof will be paid by the Series to the Principal Underwriter until either the Plan or the Contract is terminated or not renewed. If either the Plan or the Contract is terminated or not renewed with respect to the Class B shares of any Series, any distribution expenses incurred by the Principal Underwriter on behalf of the Class B shares of the Series in excess of payments of the distribution and service fees specified in Paragraphs 1A, 1B and 1C hereof and the Contract which the Principal Underwriter has received or accrued through the termination date are the sole responsibility and liability of the Principal Underwriter, and are not obligations of the Series.

         10. While this Plan is in effect, the selection and nomination of the Board members who are not interested persons of the Fund shall be committed to the discretion of the Board members who are not interested persons of the Fund.

         11. As used in this Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

         12. The Fund shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Paragraph 6 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.

         13. The Board members of the Fund and the shareholders of each Series shall not be liable for any obligations of the Fund or any Series under this Plan, and the Principal Underwriter or any other person, in asserting any rights or claims under this Plan, shall look only

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to the assets and property of the Fund or such Series in settlement of such right or claim, and not to such Board members or shareholders.

                  IN WITNESS WHEREOF, the Fund has executed this Plan of Distribution on the day and year set forth below in New York, New York.


Date:  July 24, 2001

ATTEST:                                 PAINEWEBBER PACE SELECT ADVISORS TRUST

By: /s/ Keith A. Weller                 By: /s/ Amy R. Doberman
------------------------                -------------------------------
Name: Keith A. Weller                   Name: Amy R. Doberman
Title: Vice President and               Title: Vice President and Secretary
       Assistant Secretary


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